Exhibit 99.1

AITX’s RAD Receives Order for 6 RIO Units from Recently Signed Dealer

Deployments Slated for Decommissioned Schools in California

Detroit, Michigan, July 2, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), has received an order for six RIO™ units from a recently signed dealer. This order will see the deployment of RAD’s advanced, solar-powered security trailers at two decommissioned schools in California, enhancing security and monitoring of these premises.

The six RIO units will provide continuous surveillance and autonomous response capabilities, ensuring the decommissioned schools remain secure from unauthorized access and other potential threats.

Over the past decade, the U.S. has seen a consistent trend of school closures, with approximately 755 schools closing annually between the 2010-11 and 2021-22 school yearsi. Major cities like Philadelphia have experienced significant closures, planning to shutter 15% of its district-run schools in a single yearii. These closures leave behind decommissioned buildings that pose security challenges and negatively impact surrounding communities. Deploying RAD’s RIO units in such environments demonstrates the practical application of advanced security technologies to effectively address these issues.

Mark Folmer, CPP, PSP, FSyI, President of RAD, remarked, “Decommissioned schools and other abandoned properties present a specific set of security and safety concerns, and our RIO units are uniquely equipped to handle these issues with their autonomous response capabilities and real-time threat detection. We’re excited to see this new dealer utilizing our technology to maintain safety and security in these environments.”

Sitting atop a standard RIO configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

ihttps://nces.ed.gov/fastfacts/display.asp?id=619#:~:text=URL%3A%20https%3A%2F%2Fnces.ed.gov%2Ffastfacts%2Fdisplay.asp%3Fid%3D619%0AVisible%3A%200%25%20

iihttps://www.pewtrusts.org/en/research-and-analysis/reports/2013/02/11/philadelphia-and-other-big-cities-struggle-to-find-uses-for-closed-schools

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz